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                                                                  [METLIFE LOGO]
The Travelers Insurance Company
One Cityplace
Hartford, CT 06103-3415

                                  May 9, 2006

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

     Re:  The Travelers Fund BD III For Variable Annuities
          The Travelers Insurance Company
          File Nos. 333-27689 and 811-08225 ("Registration Statement")
          SEC Accession No. 0000950135-06-002206
          Form AW -- Withdrawal of amendment to a registration statement filed under the Securities Act

Dear Sir or Madam:

     Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, The Travelers Insurance Company ("Travelers") and The Travelers Fund BD III For Variable Annuities (the "Registrant") hereby request the withdrawal of Registrant's post-effective amendment to its Registration Statement on Form N-4, SEC File No. 333-27689 (SEC Accession No. 0000950135-06-002206), filed with the Securities and Exchange Commission on April 6, 2006.

     Travelers and the Registrant are requesting withdrawal of the post-effective amendment because the same post-effective amendment was inadvertently filed twice. Therefore, Travelers and the Registrant hereby request that an order be issued granting their request for withdrawal of the duplicate post-effective amendment (SEC Accession No. 0000950135-06-002206) as soon as is practicable.

     If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                               Sincerely,

                                               The Travelers Insurance Company

                                               /s/ Paul L. LeClair
                                               ---------------------
                                               Paul L. LeClair
                                               Vice President and Actuary

                                               The Travelers Fund BD III For
                                               Variable Annuities

                                               /s/ Paul L. LeClair
                                               ---------------------
                                               Paul L. LeClair
                                               Vice President and Actuary


cc: W. Thomas Conner
    Marie C. Swift
    Gina Sandonato
    Robert S. Lamont